Exhibit 3.1




              ----------------------------------------------

                            North European Oil

                         Royalty Trust Agreement


                       NORTH EUROPEAN OIL COMPANY

                                  WITH

              ROBERT P. ADELMAN (commencing February 4, 1987) SAMUEL M. EISENSTAT (commencing July 24, 1996) LAWRENCE A. KOBRIN (commencing November 1, 2006) WILLARD B. TAYLOR (commencing September 10, 1975) ROSALIE J. WOLF (commencing April 25, 2001), as Trustees

                        DATED:  September 10, 1975

                     Last Amended: February 13, 2008

              -----------------------------------------------

































                    NORTH EUROPEAN OIL ROYALTY TRUST
                          AGREEMENT OF TRUST

                                                                     PAGE NO.

ARTICLE ONE       TRANSFER TO THE TRUSTEES ............................  2

     1.1.         Transfer to the Trustees ............................  2
     1.2.         Instruments of Further Assurance ....................  3
     1.3.         Assumptions of Liabilities of Transferee
                  Liabilities .........................................  3
     1.4.         Payments of Transferee Liabilities ..................  3
     1.5.         Acceptances of Incidental Property ..................  3

ARTICLE TWO       DEFINITIONS .........................................  3

     2.1.         Agreement or Agreement of Trust .....................  3
     2.2.         Certificate or Certificates .........................  3
     2.3.         Certificate Holder ..................................  4
     2.4.         Company .............................................  4
     2.5.         Corporation .........................................  4
     2.6.         Corporation Stockholders ............................  4
     2.7.         Shareholders ........................................  4
     2.8.         Trust Estate ........................................  4
     2.9.         Trust Moneys ........................................  4
     2.10.        Trustees ............................................  4
     2.11.        Units ...............................................  4

ARTICLE THREE     CERTIFICATES ........................................  4

     3.1.         Issuance of Certificates ............................  4
     3.2.         Rights of Certificate Holders .......................  5
     3.3.         Form and Execution ..................................  5
     3.4.         Registration of Certificates ........................  5
     3.5.         Transfer of Certificates ............................  5
     3.6.         Effect of Transfer ..................................  6
     3.7.         Applicable Law ......................................  6
     3.8.         Mutilated, Lost, Stolen and Destroyed Certificates ..  6
     3.9.         Ownership of Certificates by Trustees ...............  6
     3.10.        Issuance of Additional Certificates for Stockholders
                  of Corporation ......................................  6
     3.11.        Issuance of Certificates for Increases in Number
                  of Units ............................................  7

ARTICLE FOUR      DURATION AND TERMINATION OF TRUST ...................  7

     4.1.         Name ................................................  7
     4.2.         Duration ............................................  8
     4.3.         Normal Term .........................................  8
     4.4.         Earlier Termination Because of Diminished Royalties .  8
     4.5.         Termination by Certificate Holders ..................  8
     4.6.         Termination on Sales and Distribution ...............  8
     4.7.         Distribution on Termination .........................  8
     4.8.         Continuance of Trust for Winding Up .................  9





                                   -i-

                                                                     PAGE NO.

ARTICLE FIVE      COLLECTION AND APPLICATION OF TRUST MONEYS ..........  9

     5.1.         Collection of Trust Moneys ..........................  9
     5.2.         Payment of Expenses and Other Liabilities ...........  9
     5.3.         Distribution of Trust Moneys ........................ 10
     5.4.         Fixing of Record Dates .............................. 10
     5.5.         Accounts ............................................ 10
     5.6.         Withholding of Taxes or Charges ..................... 10
     5.7.         Reserves ............................................ 11
     5.8.         Report .............................................. 11

ARTICLE SIX       PURPOSE OF TRUST AND LIMITATIONS ON TRUSTEES ........ 11

     6.1.         Purpose of Trust .................................... 11
     6.2.         Limitation on Trustees .............................. 11
     6.3.         General Application ................................. 11

ARTICLE SEVEN     POWERS OF THE TRUSTEES .............................. 12

     7.1.         Generally ........................................... 12
     7.2.         Specific Powers Exercisable Without Further Consent . 12
     7.3.         Limitation of Powers ................................ 13

ARTICLE EIGHT     DUTIES OF THE TRUSTEES .............................. 13

     8.1.         Payment of Trust Obligations ........................ 13
     8.2.         Books of Account .................................... 13
     8.3.         Approval of Accounts ................................ 13
     8.4.         Fiscal Year of the Trust ............................ 13

ARTICLE NINE      TRUSTEES ............................................ 14

     9.1.         Generally ........................................... 14
     9.2.         Reliance by Trustees ................................ 14
     9.3.         Indemnification of Trustees ......................... 15
     9.4.         Recitals ............................................ 15

ARTICLE TEN       PERSONS DEALING WITH THE TRUST OR TRUSTEES .......... 15

    10.1.         Reliance on Trustees' Statement as to Authority
                  to Act .............................................. 15
    10.2.         Reliance on Statement by Trustees as to Meeting of
                  Certificate Holders ................................. 15
    10.3.         Application of Money Paid or Transferred to
                  the Trustees ........................................ 15
    10.4.         Exculpation of Certificate Holders and of Trustees .. 15
    10.5.         Exoneration of Corporate Trustee .................... 16

ARTICLE ELEVEN    COMPENSATION OF TRUSTEES ............................ 16

    11.1.         Compensation of Trustees ............................ 16
    11.2.         Extraordinary Services .............................. 16
    11.3.         Expenses ............................................ 16




                                  -ii-

                                                                     PAGE NO.

ARTICLE TWELVE    TRUSTEES AND SUCCESSOR TRUSTEES ..................... 17

    12.1.         Number of Trustees .................................. 17
    12.2.         Action by Trustees   Quorum ......................... 17
    12.3.         Resignation and Removal ............................. 17
    12.4.         Appointment of Successor ............................ 17
    12.5.         Successor Trustees .................................. 17
    12.6.         No Bond Required .................................... 18

ARTICLE THIRTEEN  CERTIFICATE HOLDERS ................................. 18

    13.1.         Evidence of Action by Certificate Holders ........... 18
    13.2.         Limitation on Suits ................................. 18
    13.3.         Requirement of Undertaking .......................... 18

ARTICLE FOURTEEN  MEETINGS OF CERTIFICATE HOLDERS ..................... 19

    14.1.         Meetings of Certificate Holders ..................... 19
    14.2.         Notices of Meeting .................................. 19
    14.3.         Voting .............................................. 19
    14.4.         Quorum .............................................. 19
    14.5.         Adjournments ........................................ 19
    14.6.         Conduct of Meeting .................................. 19
    14.7.         Record of Meeting ................................... 20

ARTICLE FIFTEEN   AMENDMENTS .......................................... 20

    15.1.         Procedure to Amend .................................. 20
    15.2.         Certificate of Amendments ........................... 20

ARTICLE SIXTEEN   MISCELLANEOUS ....................................... 20

    16.1.         Filing .............................................. 20
    16.2.         Significance of Titles Given Articles and
                  Selections .......................................... 20
    16.3.         Meaning ............................................. 20
    16.4.         Intention of Parties to Establish a Trust ........... 20
    16.5.         Laws as to Construction ............................. 20
    16.6.         Separability ........................................ 21



















                                   -iii-
                          AGREEMENT OF TRUST
                          ------------------

          AGREEMENT OF TRUST made and entered into as of the 10th day of September, 1975, as amended, by and between NORTH EUROPEAN OIL COMPANY, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), party of the first part, and John H. Van Kirk, Robert J. Castle, John C. Prizer, Jr. and Willard B. Taylor as Trustees (hereinafter sometimes called the "Trustees")(1), parties of the second part;

          WHEREAS the Company has been and is now the holder of certain contract rights to receive royalties relating to the production and sale of petroliferous products within certain areas of the Federal Republic of Germany, and certain other areas not now part of said Federal Republic of Germany, as amended and modified from time to time, all as more particularly described in Exhibit A annexed hereto and made part hereof (the "Royalty Contracts"), and

          WHEREAS the Company is also the holder of certain other assets, claims or rights as more particularly set forth and described in Exhibit B annexed hereto and made part hereof, and

          WHEREAS the Company has not and does not now conduct any active business activity and has been and will continue to be concerned with matters solely relating to the receipt and distribution of monies payable from time to time pursuant to the Royalty Contracts as described in Exhibit A, and

          WHEREAS the Company and its shareholders have determined that it is in their best interests that the Company create this trust and transfer to the Trustees all of the Company's right, title and interest in the Royalty Contracts and all the other assets and property hereinafter set forth to be held in trust for the benefit of the Certificate Holders, upon the terms and conditions herein set forth in order to preserve the Trust Estate and collect the income therefrom for distribution to such Certificate Holders, and that the Company wind up its affairs, distribute its other assets to its present shareholders, subject to its liabilities existing at, or arising out of or from any act or transaction of the Company prior to, the date of such distribution to the extent the same are not separately provided for by the Company and be dissolved under the laws of the State of Delaware, as provided in the plan adopted for the complete liquidation of the Company in such manner and in accordance with the provisions of a ruling letter from Internal Revenue Service concerning said distribution and liquidations, and

          WHEREAS the Company is the holder of certain shares of the Company for the benefit of persons listed as shareholders of the Company, pursuant to a decree of the Court of Chancery of the State of Delaware, dated May 1, 1957 and it is the intention of this Agreement of Trust to make provision for the adequate protection of said beneficiaries substantially in the manner provided in said decree by authorization for issuance of Units, as defined herein, to such owners, successor owners, or beneficial owners of shares of stock of the Company as may present evidence of ownership or rights in the manner provided by the Trustees hereinafter named, and





(1) The Trustees as of February 13, 2008 are: Robert P. Adelman, Samuel M. Eisenstat, Lawrence A. Kobrin, Willard B. Taylor, and Rosalie J. Wolf.

                                  -1-

          WHEREAS all things necessary to constitute these presents a valid Agreement of Trust according to its terms, have been done and performed, and the execution of this Agreement and the execution, authentication and delivery of the Certificates have in all respects been duly authorized, and the Company, in the exercise of the legal right and power in it vested, has executed this Agreement and the Trustees propose to make, execute, issue and deliver the Certificates in accordance with the provisions hereof;

          NOW, THEREFORE, THIS AGREEMENT OF TRUST WITNESSETH that, in order to declare the terms and conditions upon which this trust is created and the Certificates are to be issued and received, and in consideration of the premises, and the acceptance of the Certificates by the holders thereof and the transfer and assignment to the Trustees of all the property and assets herein described, the sum of One Dollar ($1) and other good and valuable considerations duly paid to the Company by the Trustees at the execution of these presents, the receipt of all of which is hereby acknowledged, and for the purposes set forth herein, the Company covenants and agrees with the Trustees, for the equal and proportionate benefit of its respective holders from time to time of the Certificates, as follows:

                               ARTICLE ONE

                        TRANSFER TO THE TRUSTEES

          SECTION 1.1. Transfer to the Trustees. The Company agrees to and by these presents does give, grant, bargain, sell, warrant, alien, demise, release, convey, assign, transfer, set over and confirm unto the Trustees, and to their successors in said trust and to their assigns, forever, all and singular, the following described properties (which initially are included in the "Trust Estate" as herein defined), to wit:

                                   I

          The Royalty Contracts, as more particular described in Exhibit A annexed hereto; and

                                  II

          The other assets, claims, or rights more particularly described in Exhibit B annexed hereto; and

                                  III

          Also, all and singular, the appurtenances and rights belonging to or appertaining to the aforesaid properties or any part thereof; with the reversions, remainders, tolls, rents, revenues, issues, income, products and profits thereof, and all the right, title, estate, interest and claims which the Company now has or may hereafter acquire in and to the aforesaid properties, and every part and parcel thereof.

          TO HAVE AND TO HOLD the Trust Estate unto the Trustees and their successors and assigns as hereinafter provided;

          IN TRUST, NEVERTHELESS, upon the terms and trusts and for the uses and purposes set forth herein for the equal proportionate benefit of all





                                  -2-
holders of Certificates to be issued hereunder, subject, however, to the payment of the liabilities and obligations of the Company as hereinafter set forth.

          AND the Trustees agree to and do hereby accept such properties and such trust.

          SECTION 1.2. Instruments of Further Assurance. The Company and such persons as shall have the right and power after the dissolution of the Company shall, upon reasonable request of the Trustees, execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or proper or more effectively to carry out the purposes of this Agreement, to transfer any property intended to be covered hereby and to vest in the Trustees, their successors and assigns, the estate, powers, instruments or funds in trust hereunder.

          SECTION 1.3. Assumptions of Liabilities of Transferee Liabilities. The Trustees convent and agree to pay and discharge when due the liabilities and obligations of the Company set forth in Exhibit C annexed hereto and hereby made a part hereof.

          SECTION 1.4. Payments of Transferee Liabilities. If any liability shall be asserted against the Trustees as the transferees of the Trust Estate, on account of any claimed liability of or through the Company, the Trustees may use such part of the Trust Estate as may be necessary in contesting any such liability and in payment thereof.

          SECTION 1.5. Acceptances of Incidental Property. Subject to the limitations expressed herein, the Trustees may from time to time receive and accept as part of the Trust Estate any property or rights which may accrue or come to them in connection with the Trust Estate and such property or rights so received or accepted shall constitute a part of the Trust Estate for the uses and purposes set forth herein.

                              ARTICLE TWO

                              DEFINITIONS

          For all purposes of this instrument, unless the context otherwise requires:

          SECTION 2.1. Agreement or Agreement of Trust shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

          SECTION 2.2. Certificate or Certificates shall mean any Certificate or Certificates, as the case may be, issued under this Agreement. Notwithstanding anything to the contrary in this Agreement, in lieu of issuing Certificates in physical form, ownership of Units may be evidenced by book entry or otherwise in uncertificated form. If Units are evidenced by book entry or in uncertificated form, all references in this Agreement to Certificates shall be deemed to include references to the Units as evidenced by book entry or other uncertificated form, and references to the issuance of Certificates shall include references to the registration of the owner of a Unit and the issuance of any confirmation thereof that may be deemed





                                  -3-
appropriate by the Trustees or required by law. [As amended February 13, 2008]

          SECTION 2.3. Certificate Holder, or any similar terms, shall mean the registered owner of a Unit, whether held in certificated or uncertificated form, as shown by the registration books maintained by the Trustees. [As amended February 13, 2008]

          SECTION 2.4. Company shall mean North European Oil Company, a corporation organized under the laws of the State of Delaware and intended to be dissolved after the execution of this instrument.


          SECTION 2.5. Corporation shall mean North European Oil Corporation, a dissolved corporation originally organized in 1929 under the laws of the State of Delaware, the predecessor corporate entity to Company.

          SECTION 2.6. Corporation Stockholders shall mean those persons or entities in whose names shares of stock of the Company are held by the Company as trustee, pursuant to the provisions of an order of the Delaware Chancery Court dated May 1, 1957.

          SECTION 2.7. Shareholders shall mean the holders of record of the shares of the outstanding capital stock of the Company at the close of business on the date fixed by the Company for the determination of stockholders thereof entitled to receive distribution of the Trust Certificates to be issued hereunder (the "Original Record Date").

          SECTION 2.8. Trust Estate shall mean the property held from time to time by the Trustees under this Agreement.

          SECTION 2.9. Trust Moneys shall mean all rents, royalties, income, proceeds and other receipts of or from the Trust Estate, including but not limited to (i) royalties or payments received under the Royalty Contracts,
(ii) compensation for any part of the Trust Estate taken by eminent domain,
(iii) proceeds of sale of any part of the Trust Estate, (iv) proceeds of insurance upon any part of the Trust Estate, and (v) interest earned on any moneys or securities held by the Trustees under this Agreement.

          SECTION 2.10. Trustees shall mean the parties of the second part hereto and their successors which or who shall become such in the manner hereinafter prescribed. Managing Trustee shall mean the person so designated herein and his successor from time to time as designated by a majority of the Trustees then qualified and acting.

          SECTION 2.11. Units shall mean the equal undivided portions into which the beneficial interests hereunder shall be divided.

                             ARTICLE THREE

                             CERTIFICATES

          SECTION 3.1. Issuance of Certificates. If Units are to be evidenced by physical Certificates, the form of such Certificates shall be determined by Trustees from time to time. The Trustees shall forthwith issue





                                  -4-
any physical Certificates as directed by the Company. The number of Units represented by any physical Certificate shall be designated on said Certificate. [As amended February 13, 2008] No fractional part of a single Unit shall be issued. Each Shareholder shall receive the number of Units equal to two (2) times the number of shares of stock of the Company owned of record by such Shareholder on the Original Record Date.

          SECTION 3.2. Rights of Certificate Holders. The registered owners of each Certificate shall be entitled to participation in the rights and benefits due to a Certificate Holder in accordance with the number of his Units under all the terms and provisions of this Agreement. The Certificates and the interests therein shall be in all respects personal property and upon the death shall in no wise terminate or affect the validity of this Agreement. A Certificate Holder shall have no title to, right to possession of, management of, or control of, the Trust Estate except as expressly provided in this Agreement. No heir or devisee of any Certificate Holder shall have any right of dower, homestead or inheritance, or of partition, or any other right, statutory or otherwise, in any property whatever forming a part of the Trust state, but the whole title, both legal and equitable, to all the Trust Estate shall always continue to be vested in the Trustees and the sole interest of the Certificate Holders shall be as provided in this Agreement.

          SECTION 3.3. Form and Execution. The Units shall be evidenced in such form (including uncertificated form) as the Trustees may from time to time find necessary or desirable. All Units in certificated form shall be executed by the manual or facsimile signatures of the Managing Trustee and one other Trustee. [As amended February 13, 2008]

          SECTION 3.4. Registration of Certificates. The Trustees shall cause to be kept, at a place or places within or without the State of Delaware, books for the registration and transfer of Units (herein sometimes called the "register"); and, upon presentation for such purpose of a Certificate or of an instruction to transfer an uncertificated Unit, the Trustees shall, under such reasonable regulations as they may prescribe, cause to be registered or transferred therein, any of such Units. [As amended February 13, 2008] Certificate Holders or their duly authorized representatives shall have the right, upon reasonable prior written notice to the Trustees, and in accordance with reasonable regulations prescribed by the Trustees, to inspect and make copies of the register.

          SECTION 3.5. Transfer of Certificates. The Certificates and the interest represented thereby (but no fractional part of a single Unit thereof) may be transferred by the holder thereof in person or by a duly authorized agent or attorney, or by the properly appointed legal representative of the holder, (x) in the case of a Certificate in certificated form, upon the surrender of the Certificate, duly executed for transfer, to the Trustees with directions that such transfer be made and recorded in the register of the Trustees, and (y) in the case of a Unit evidenced in uncertificated form, upon the delivery of a transfer instruction, and in each case upon the delivery of such other documents as the Trustees may reasonably require and upon the payment of the reasonable transfer charges, if any, established by the Trustees for the purpose of reimbursing the Trustees for the expenses incident thereto. [As amended February 13, 2008] Until any such transfer is recorded in the register of the Trustees, the Trustees may treat the holder of record of any





                                  -5-
Certificate as the owner thereof for all purposes and shall not be charged with notice of any claim or demand to such Certificate or the interest of any other person. The ownership and registration of the Certificates may be in any form which applicable law permits, subject to the reasonable regulation thereof by the Trustees.

          SECTION 3.6. Effect of Transfer. The recordation in the register of the Trustees of a transfer of a Certificate shall, for the purposes of this trust, transfer to the transferee as of the date of such recordation all right, title and interest of the transferor in and to the Certificate to which the transferor might then be or thereafter become entitled, except that a transfer of a Certificate shall not by such transfer, transfer to the transferee the right of the transferor to any sum payable by the Trustees to holders of record on a date prior to the date or recordation in the register of the Trustees of the transfer.

          SECTION 3.7. Applicable Law. As to matters affecting the title, ownership, warranty, transferability or attachment of the Certificates, the laws from time to time in force in the State of Delaware with respect to stock certificates shall govern except as otherwise herein specifically provided.

          SECTION 3.8. Mutilated, Lost, Stolen and Destroyed Certificates. In case any Certificate shall be mutilated, lost, stolen or destroyed, then, upon the production of such mutilated Certificate or upon the receipt of evidence satisfactory to the Trustees of the loss, theft or destruction of such Certificate and upon receipt also of a surety bond satisfactory to them, unlimited in amount if they shall so specify, of such other security or indemnity as may be required by them, the Trustees in their discretion may execute and deliver or cause to be executed and delivered a new Certificate in exchange for, and upon cancellation of, the mutilated Certificate, or in lieu of the Certificate so lost, stolen or destroyed. Any holder of a new Certificate issued under this Section shall be entitled to the benefits of this Agreement equally and ratably with all other holders of Certificates. The Trustees, in their discretion, may place upon such new Certificate a distinguishing mark or legend to comply with the rules of any securities exchange or to conform to any usage with respect thereto, but such mark or legend shall in no wise affect the validity of such new Certificate. If required by the Trustees, the applicant for such substitute certificate may also be required, as a condition precedent to the issuance of such certificate, to pay all reasonable costs, expenses and attorneys fees incurred in connection with the issuance of such Certificate.

          SECTION 3.9. Ownership of Certificates by Trustees. Each Trustee, either individually or in a representative or fiduciary capacity (other than as a Trustee hereunder), may acquire, own and dispose of Certificates to the same extent as if he were not a Trustee hereunder.

          SECTION 3.10.  Issuance of Additional Certificates for
Stockholders of Corporation. The Trustees shall, pursuant to such procedures and regulations as they may establish, issue Certificates for additional Units (not to exceed 498,408 Units in the aggregate during the term of the trust hereunder) to such person or persons as may present evidence of ownership or entitlement to shares of stock of the Company, on the basis of
2.10 Units for each share of stock, which Units from and after the date of





                                  -6-
issuance of Certificates for such Units shall carry all of the rights to which holders of Certificates are entitled as if issued upon the creation of the trust hereunder, provided, however, that the person to whom Certificates for Units are issued pursuant to this Section 3.10 shall receive as provided herein (a) an additional amount at the rate of 12 per Unit for fractional Units not issued but to which said holder would be entitled under the computation hereinbefore provided, and (b) an amount equal to $.96 for each such Unit so issued (which amount represents the accumulated dividends for shares of stock in the Corporation which would have been paid up to the time of the creation of this trust), and (c) an additional amount equal to the aggregate of payments or distributions made with respect to Units from and after the creation of this trust up to and including the issuance of the Certificates hereunder. The Trustees shall not be required to establish any reserves or set apart any funds with respect to such outstanding certificates for shares of the Corporation not yet surrendered for conversion into Certificates for Units hereunder, nor shall any person to whom Certificates are issued pursuant to this Section 3.10 have any right to make claim or demand for any interest or other payments except as specifically provided in this Section 3.10. In connection with issuance of Certificates hereunder, the Trustees may require appropriate proofs of ownership, suitable indemnity agreements, and payment of the out-of-pocket expenses incurred by the Trust (including any counsel fees) in connection with the issuance of such Certificates. If from time to time the Trustees increase the number of Units into which the Trust Estate is deemed divided as permitted under the provisions of Section 7.2(7A) hereof, then the foregoing numbers in this
Section 3.10 shall be appropriately adjusted to reflect such increase. [As amended February 10, 1981] All units attributable to previously unlocated stockholders of the Company or the Corporation (the "Unlocated Stockholders") have been issued to the Escheator of the State of Delaware or of other relevant States (collectively, the "Escheators"). Effective July 1, 2005, the Trustees have no obligation to issue units or pay dividends or distributions to any Unlocated Stockholders as all claims against the Trust by previously Unlocated Stockholders under Section 3.10 are barred. Any Unlocated Stockholder with evidence of ownership or entitlement to Corporation or Company shares shall be entitled only to file a claim with the Escheators in accordance with 12 Del. C. 1206, in the case of the State of Delaware, and in accordance with relevant state law with any other state Escheator. [As deemed amended by order of the Delaware Court of Chancery on February 26, 1996]

          SECTION 3.11. Issuance of Certificates for Increases in Number of Units. If the Trustees from time to time exercise their power pursuant to
Section 7.2(7A) hereof to increase the number of Units into which the Trust Estate is deemed divided, the Trustees shall issue additional Certificates to each Certificate Holder to reflect any such increase. [As amended February 10, 1981]

                              ARTICLE FOUR

                    DURATION AND TERMINATION OF TRUST

          SECTION 4.1. Name. This trust may be known as the "North European Oil Royalty Trust."







                                  -7-
          SECTION 4.2. Duration. The term of the trust established hereunder shall continue until the first to occur of the events described in Sections 4.3, 4.4, or 4.5 hereof.

          SECTION 4.3. Normal Term. The trust is established to continue in perpetuity, provided that in the event the duration of this trust is necessarily limited by the applicable laws of the State of Delaware or any other state to a term which is shorter than the term hereinabove set forth and a court of competent jurisdiction has finally determined that such shorter term must be used and the laws of such state must be applied in determining the duration of this trust, then and in such event this trust shall continue for the maximum period permitted under the laws of said state for the duration of this trust. [As amended February 13, 2008]

          SECTION 4.4. Earlier Termination Because of Diminished Royalties. The trust may also terminate at the end of the calendar year following the fiscal year of the trust during which income under the Royalty Contracts, or such other property then held as the Trust Estate, shall be less than an amount equal to twice the aggregate of the sums required for administration of the trust, including compensation of the Trustees as provided in this Agreement.

          SECTION 4.5. Termination by Certificate Holders. The trust may also be terminated at any time on such date as may be specified by the action of two-thirds in interest of the Certificate Holders in the manner provided in Article Fourteen.

          SECTION 4.6. Termination on Sales and Distribution. If the Trustees sell any part of the Trust Estate as permitted by Article Seven (other than investments of Trust Moneys by the Trustees pursuant to Section 9.4), then the trust shall be deemed terminated with respect to the property sold. In such event, the Trustees shall distribute to the Certificate Holders, pro rata according to the number of Units outstanding at the date fixed by the Trustees for distribution, the net proceeds of the same ("net proceeds" means the proceeds of the sale whether in cash or other property, less (i) expenses on the sale, and (ii) such reserve as the Trustees deem necessary to establish out of the proceeds to meet liabilities in connection therewith), provided, however, that the Trustees shall not be required to make a separate distribution of the net proceeds if they shall be less than $100,000 (in which event such net proceeds shall be distributed with the next
regular income distribution).   Each distribution of cash hereunder shall be
made by mailing checks to the Certificate Holders of record at the close of business on the date fixed by the Trustees for such distribution at their addresses as shown by the register maintained by the Trustees. Each distribution of other property may be made by mailing appropriate instruments of title to the Certificate Holders of record at the close of business on the date fixed by the Trustees for such distribution at their addresses as shown by the register maintained by the Trustees.

          SECTION 4.7. Distribution on Termination. Upon the termination of the trust by reason of any of the events specified in Sections 4.3, 4.4, or 4.5, the Trustees shall proceed as promptly as possible to convert the Trust Estate into cash or other property and the Trustees shall distribute to the Certificates Holders, pro rata according to the number of Units outstanding at the date fixed by the Trustees for distribution, the net





                                  -8-
proceeds (the "net proceeds" means the total cash or other property received as a result of the conversion of the Trust Estate to cash or such other property less (i) expenses of such conversion, (ii) liabilities hereunder and (iii) such reserve as the Trustees deem necessary to establish to meet liabilities hereunder), provided, however, that if the Trustees determine that it will be in the best interests of the Certificate Holders not to convert part or all of the Trust Estate into cash or other property, the Trust Estate not so converted shall be distributed in kind to the Certificate Holders, pro rata according to the number of Units outstanding at the date of distribution. Each distribution of cash hereunder shall be made by mailing checks to the Certificate Holders of record at the close of business on the date fixed by the Trustees for such distribution at their addresses as shown by the register maintained by the Trustees. Each distribution of other property and distribution in kind may be made by mailing appropriate instruments of title to the Certificate Holders of record at the close of business on the date fixed by the Trustees for such distribution at their addresses as shown by the register maintained by the Trustees. Notwithstanding the foregoing, in the event that at the time of any termination and distribution contemplated in this Section 4.7, there then remain outstanding shares of the Company not yet presented for conversion into Units pursuant to the provisions of Section 3.10, the Trustees shall set apart an amount equal to the aggregate distributions which would be required if all of such shares were so converted into Units on the day prior to the first such termination distribution, which such amounts set apart shall be disbursed, distributed, or retained in the manner provided by order of a court of competent jurisdiction of the State of Delaware to which application shall duly and promptly be made by the Trustees. Effective July 1, 2005, the Trust is no longer required to set aside any amount for claims by the Unlocated Stockholders upon termination of the Trust and any amounts remaining at the same time of termination of the Trust may be disbursed or distributed as if the shares of the Unlocated Stockholders had never existed. [As deemed amended by order of the Delaware Court of Chancery on February 26, 1996]

          SECTION 4.8. Continuance of Trust for Winding Up. After the termination of the Trust and for the purpose of liquidating and winding up the affairs of this Trust, the Trustees shall continue to act as such until their duties have been fully performed. Upon the distribution of all of the Trust Estate to the Certificate Holders and the payment and discharge of all debts, liabilities and obligations of the Trust, the Trustees shall have no further duties or obligations hereunder except to account as provided in
Section 5.7.

                              ARTICLE FIVE

                COLLECTION AND APPLICATION OF TRUST MONEYS

          SECTION 5.1. Collection of Trust Moneys. All Trust Moneys shall be collected by the Trustees and held as a part of the Trust Estate.

          SECTION 5.2. Payment of Expenses and Other Liabilities. The Trustees shall pay from the Trust Moneys all expenses, charges, liabilities and obligations of the Trust Estate and all liabilities and obligations which the Trustees specifically assumed and agreed to pay pursuant to this Agreement and such transferee liabilities which the Trustees may be obliged





                                  -9-
to pay as transferees of the Trust Estate, including, among the foregoing and without limiting the generality of the foregoing, interest, taxes, assessments and public charges of every kind and nature and the costs, charges and expenses connected with or growing out of the execution or administration of this trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Estate by the Trustees. The Trustees may, in their discretion, make provision by reserve or otherwise out of the Trust Moneys, for such amount as the Trustees in good faith may determine to be necessary to meet present or future liabilities of the trust, whether fixed or contingent.

          SECTION 5.3. Distribution of Trust Moneys. The Trustees shall, not less than quarterly, distribute and pay, or cause to be distributed and paid, to the Certificate Holders as listed in Register in proportion to their respective interests as evidenced by Certificates, pro rata according to the number of Units owned by each Certificate Holder, as of such record date as may be fixed for that purpose by the Trustees, all of the Trust Moneys (not theretofore distributed to the Certificate Holders) as of the close of business on such record date that are left after payment of, or provision for, the expenses, liabilities and obligations of the Trust Estate as set forth in this Article (including any reserve referred to in Section 5.2) and after the withholding of the taxes or charges, if any, as provided in Section
5.6. The distributions to Certificate Holders required or made in accordance with the provisions of this Article shall be made by mailing checks to the Certificate Holders at the addresses set forth in the register of the Trustees.

          SECTION 5.4. Fixing of Record Dates. The Trustees shall fix the record dates for the distribution of Trust monies as contemplated by Section
5.3 hereof, which record dates shall be at such intervals as may be conveniently and reasonably regular, and shall not be more than thirty days or less than ten days prior to the day of payment of said distributions.

          SECTION 5.5. Accounts. The Trustees shall maintain their accounts in accordance with generally accepted accounting principles and may rely upon the advice and opinion of independent certified public accountants or of legal counsel with respect to any matter relating to the determination of net income, undistributed net income or amounts available for distribution to Certificate Holders. The Trustees shall have the power, in their discretion, to maintain the books of account of the trust for tax and record purposes on a cash basis. The amount required to be distributed to Certificate Holders on each distribution date in accordance with the provisions of this Article shall be determined by the Trustees in their discretion and their determination shall be final and conclusive on all persons and in the absence of bad faith shall not be subject to review by any court.

          SECTION 5.6. Withholding of Taxes or Charges. The Trustees may withhold from the Trust Moneys distributable to certain or all of the Certificate Holders from time to time such sums as may be sufficient to pay any taxes or other charges which have been or may be imposed on Certificate Holders under the income tax laws or other laws of the United States or any state or political subdivision by reason of the distributions of net income to Certificate Holders, whenever the withholding of such sums is required by law or regulation.




                                  -10-

          SECTION 5.7. Reserves. The Trustees have the right to determine from time to time the amounts to be retained, in addition to such amounts as may be retained or withheld under Section 5.6, as reserves in connection with anticipated charges or expenses of the Trust, for contingent or unascertained liabilities or obligations of the Trust, or for such other purpose as the Trustees may determine, subject to the limitations set forth in Article Six.

          SECTION 5.8. Reports. As soon as practicable after the end of each fiscal year of the trust and after termination of the trust, the Trustees shall submit a written report and account to the holders of Certificates showing (i) the assets and liabilities of the trust at the end of such fiscal year or upon termination and the receipts and disbursements of the Trustees for such fiscal year or period, certified by independent public accountants, (ii) any changes in the Trust Estate not previously reported,
(iii) any action taken by the Trustees in the performance of their duties under this Agreement not previously reported and which in their opinion materially affects the Trust Estate, and (iv) a statement showing on a Unit basis the dates and amounts of all distributions made by the Trustees during such year, depletion and depreciation allowances, if any, and such information as is reasonably available for income tax purposes. The Trustees may submit similar reports for such interim periods during the fiscal year as they deem advisable.

                              ARTICLE SIX

               PURPOSE OF TRUST AND LIMITATIONS ON TRUSTEES

          SECTION 6.1. Purpose of Trust. The sole purpose of this trust is to conserve and protect the Trust Estate and collect and distribute the income and proceeds therefrom to Certificate Holders after the payment of, or provision for, expenses and contingent and ascertained liabilities.

          SECTION 6.2. Limitation on Trustees. The Trustees shall not at any time, on behalf of the trust or Certificate Holders, enter into or engage in any business of any kind including, without limitation, the purchase or acquisition of, the trading or substitution for, or the dealing in oil or gas royalty rights wherever located. The Trustees shall not invest any of the funds held in the Trust Estate in commercial or other ventures. This limitation shall apply irrespective of whether the conduct of any such business activities is deemed by the Trustees to be necessary or proper for the conservation or protection of the Trust Estate. The Trustees may deposit money held under this Agreement in an interest-bearing bank account or accounts, or in a checking account or accounts and the Trustees may purchase short-term obligations of the United States Government or its agencies or certificates of deposit of banking institutions with assets in excess of $500,000,000. The Trustees shall be restricted to the holding and collection of the Trust Moneys and the payment and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Estate and the administration thereof in accordance with the provisions of this Agreement. The Trustees shall not acquire any new properties or royalty rights of any kind except as permitted by Section 1.5.

          SECTION 6.3. General Application. Every provision in this Agreement, including the provisions of Article Seven, shall be construed in a way that is consistent with the purpose and with the limitations on the Trustees set forth in this Article Six, and no power granted by Article Seven or any other provision of this Agreement shall be exercised in a manner which goes beyond the purpose and the limitations of this Article Six.


                                  -11-
                             ARTICLE SEVEN

                        POWERS OF THE TRUSTEES

          SECTION 7.1. Generally. The Trustees shall hold the legal and equitable title to all property at any time constituting a part of the Trust Estate and shall hold such property in trust to be administered and disposed of by them pursuant to the terms of this Agreement for the benefit of Certificate Holders.

          SECTION 7.2. Specific Powers Exercisable Without Further Consent. Subject to the provisions of Article Six, the Trustees shall have the following specific powers, exercisable without any further authorization or consent, but their enumeration shall not be considered in any way to limit or control the power of the Trustees to act as specifically authorized by any other Section or provision of this Agreement and to act in such manner as the Trustees may deem necessary or appropriate to conserve and protect the Trust Estate or to confer on the Certificate Holders the benefits intended to be conferred upon them by this Agreement:

          (1) To hold legal title to property forming part of the Trust Estate in the name of the Trust; in a custody account at any bank, or in the name of one or more of the Trustees or in the names of a nominee or nominees, with or without disclosure of the interest of the Trust, without increase or decrease of liability with respect thereto;

          (2) To collect and receive any and all money and other property of whatsoever kind or nature due to or owing or belonging to the Trust and to give full discharge and acquittance therefore;

          (3) To institute or defend actions for declaratory judgments or other actions and to take such other action as the Trustees may deem necessary or desirable to prevent a default or to enforce the default provisions or other provisions of the Royalty Contracts or any other instruments relating to or forming a part of the Trust Estate;

          (4) To perform any act authorized, permitted or required under the Royalty Contracts, or any other instruments relating to or forming a part of the Trust Estate whether in the nature of an approval, consent, demand or note thereunder or otherwise, and including, without limiting the generality of the foregoing, to execute such settlement or clarification agreements relating to the Royalty Contracts concerning the method of computation of the royalties or payments to be paid thereunder, the method of administration under such Royalty Contracts, the manner in which payments or remittances are to be made thereunder, the enforcement procedures or rights with respect to default and enforcement in the event of details, and such similar administrative provisions of such Royalty Contracts which, in the opinion of the Trustees, shall not materially affect the rights of the Trust thereunder;

          (5) To pay all expenses of the Trust Estate or the Trustees, in their fiduciary capacity, out of the Trust Estate, including without limitation, the cost of such insurance policies or coverage with respect to the affairs of the Trust as they may deem appropriate;

          (6) To keep any or all of the Trust Estate that is movable at any place or places or with a depository or custodian at such place or places;




                                  -12-
          (7) To adopt and from time to time amend such regulations for the internal procedural and administrative affairs of the Trust, including without limitation provisions for the form and transfer of Certificates, meeting of the Trustees or Certificate Holders, and the administration of the affairs of the Trust, consistent with this Agreement.

          (7A) To increase by whole number multiples the number of Units into which the Trust Estate is divided, it being understood that immediately following any such increase, each Certificate Holder shall have the same proportionate ownership of the Trust Estate as immediately prior to any such increase, and to issue additional or replacement Certificates to reflect any such increase, provided that any such increase shall not be effective unless and until approved by the Certificate Holders at a meeting as described in
Article 14 hereof;  [As amended February 10, 1981]

          (8) To do and perform any acts or things and only those acts or things necessary or appropriate for the conservation and protection of the Trust Estate, and in conjunction therewith to employ such agents, representatives or employees, including registrars, transfer agents, accountants, or attorneys and to confer upon them such authority as the Trustees may deem expedient, and to pay reasonable compensation therefore.

          SECTION 7.3. Limitation of Powers. No other powers or authority shall be exercised by the Trustees unless such other powers or actions are specifically authorized by a court of competent jurisdiction in the manner provided for amendment of trust instruments.

                             ARTICLE EIGHT

                        DUTIES OF THE TRUSTEES

          SECTION 8.1. Payment of Trust Obligations. The Trustees shall pay out of the Trust Estate all liabilities and obligations incurred by them in connection with the conservation or administration of the Trust Estate, including without limiting the generality of the foregoing, the liabilities and obligations set forth in Article Five.

          SECTION 8.2. Books of Account. The Trustees shall maintain books of account showing all receipts and disbursements and such other transactions as the Trustees may deem appropriate in accordance with generally accepted accounting principles, provided, however, that the Trustees shall have the right, in their discretion, to maintain such books of account for tax and record purposes on the cash basis.

          SECTION 8.3. Approval of Accounts. The Trustees shall render the written report to the Certificate Holders required by Section 5.7 hereof and said report shall constitute an account of the Trustees' administration of the trust for the fiscal year covered thereby. The approval at an annual meeting of Certificate Holders of any account or accounts shall, as to matters and transactions disclosed therein, be final and binding upon all persons (whether in being or not) who may then or thereafter become interested in or entitled to share in any Certificate.

          SECTION 8.4. Fiscal Year of the Trust. The fiscal year of the trust shall end on December 31 of each year unless the Trustees deem it advisable to establish some other date as the date on which the fiscal year of the trust shall end.



                                  -13-
                              ARTICLE NINE

                               TRUSTEES

          SECTION 9.1. Generally. The Trustees accept and undertake to discharge the trust created by this Agreement, upon the terms and conditions thereof. The Trustees shall exercise such of the rights and powers vested in them by this Agreement, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Agreement shall be construed to relieve the Trustees from liability for their own negligent action, their own negligent failure to act, or their own willful misconduct, except that

          (a) no Trustee shall be responsible for the acts or omissions of any other Trustee if done or omitted without his knowledge or consent unless it shall be proved that such Trustee was negligent in ascertaining the pertinent facts and no successor Trustee shall be in any way responsible for the acts or omissions of any Trustees in office prior to the date on which he becomes a Trustee;

          (b) no Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustees;

          (c) in the absence of bad faith on the part of the Trustees, the Trustees may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustees and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustees, the Trustees shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement;

          (d) no Trustee shall be liable for any error of judgment made in good faith, unless it shall be proved that such Trustee was negligent in ascertaining the pertinent facts; and

          (e) the Trustees shall not be liable with respect to any action taken or omitted to be taken by them in good faith in accordance with the direction of the holders of not less than a majority in interest of the Certificates at the time outstanding relating to the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees under this Agreement.

          SECTION 9.2. Reliance by Trustees. Except as otherwise provided in Section 9.1:

          (a) the Trustees may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties; and

          (b) the Trustees may consult with legal counsel to be selected by them, and the Trustees shall not be liable for any action taken by them in accordance with the advice of such counsel.

                                  -14-
          (c) persons dealing with the Trustees shall look only to the Trust Estate to satisfy any liability incurred by the Trustees to such person in carrying out the terms of this trust, and the Trustees shall have no personal individual obligation to satisfy any such liability.

          SECTION 9.3. Indemnification of Trustees. Each Trustee shall be indemnified by and receive reimbursement from the Trust Estate against and from any and all loss, liability, expense or damage which such Trustee may incur or sustain, in good faith and without negligence, in the exercise and performance of any of the powers and duties of such Trustee under this Agreement. The Trustees shall have the right to purchase appropriate policies of liability insurance in coverages and such liability, claims or expenses which may be incurred in connection with their acting as Trustees. Without limiting the generality of the foregoing, the Trustees shall be authorized and empowered to implement indemnification provisions to the fullest extent permitted under the laws of the State of Delaware as in effect from time to time providing for indemnification to officers or directors of corporations incorporated in that State, whether or not such indemnification or authorization is specifically set forth herein, subject to such limitations, if any, as may be imposed by the laws of the State of Delaware upon indemnification of trustees.

          SECTION 9.4. Recitals. The recitals contained herein and in the Certificates shall be taken as the statements of the Company, and the Trustees assume no responsibility for the correctness of the same. The Trustees make no representations as to the validity of this Agreement.


                               ARTICLE TEN

                PERSONS DEALING WITH THE TRUST OR TRUSTEES

          SECTION 10.1. Reliance on Trustees' Statement as to Authority to Act. Any person dealing with the Trustees shall be fully protected in relying upon the Trustee's certificate that they have authority to take action under this trust.

          SECTION 10.2. Reliance on Statement by Trustees as to Meeting of Certificate Holders. Any person dealing with the Trustees shall be fully protected in relying upon the Trustees' certificate setting forth the facts concerning the calling of any meeting of the Certificate Holders, the giving of notice thereof, and the action taken at said meeting, including the number of Units represented by Certificate Holders taking such action.

          SECTION 10.3. Application of Money Paid or Transferred to the Trustees. No person dealing with the Trustees shall be required to see to the application by the Trustees of any money or property which may be paid or transferred to the Trustees.

          SECTION 10.4. Exculpation of Certificate Holders and of Trustees. No Certificate Holder nor any Trustee shall be individually or personally liable for any matter or thing in connection with the trust, the Trust Estate, or the performance of this Agreement. Notice is hereby furnished to all persons dealing with the trust or the Trustees that the Trustees or any duly designated agent of the Trustees, as the case may be, are acting only as agents for the Certificate Holders and neither the Trustees nor such agents shall have any personal liability with respect to the foregoing, except to the extent of their interest as Certificate Holders in the property held as part of the Trust Estate.

                                  -15-
          SECTION 10.5. Exoneration of Corporate Trustee. In addition to the provisions set forth in Articles Nine and Ten, any corporate fiduciary acting as Trustee hereunder shall be fully exonerated and exculpated from any liability or responsibility, where the remaining individual Trustees exercise their rights hereunder to make any discretionary determinations, whether or not the corporate Trustee participates in the vote on such determinations of the individual Trustees acting hereunder, without inquiry or investigation as to any such determination.

                              ARTICLE ELEVEN

                         COMPENSATION OF TRUSTEES

          SECTION 11.1. Compensation of Trustees. In lieu of any and all commissions fixed by law for trustees, the Trustees shall receive the following compensation for their services hereunder:

          (a) Each individual Trustees (except for the Managing Trustee) shall receive an annual amount equal to 1/5th of one percent of the aggregate annual Trust Moneys, as defined in Section 2.3, but in no event less than the sum of $5,000 per annum.

          (b) The Managing Trustee shall receive an amount not less than that paid to the other individual Trustees and shall also receive such additional compensation as may be fixed from time to time by the Trustees acting without the vote of the Managing Trustee.

          (c) Any corporate trustee appointed or acting hereunder shall receive such compensation as may be fixed by the other Trustees, provided, however, that the fees to be paid to such corporate fiduciary must be ratified by the Certificate Holders at the next regular annual meeting held pursuant to this Agreement.

          (d) Changes in the compensation and remuneration arrangements provided herein which may be recommended by the Trustees shall not become effective until ratified at the next succeeding annual meeting of Certificate Holders as provided herein.

          (e) All compensation paid to the Trustees shall be paid in such installments and at such times as the Trustees may determine.

          SECTION 11.2. Extraordinary Services. If a Trustee renders any unusual or extraordinary service to the trust, constituting service not expected of him as a Trustee hereunder, such Trustee shall be entitled to receive reasonable additional compensation for such unusual or extraordinary service so rendered, in such amount as may be fixed by the determination of the remaining Trustees (not including the Trustee performing such unusual or extraordinary services), or by the approval of a majority in interest of the Certificate Holders. No such approval by either the remaining Trustees or the Certificate Holders shall be required where services are rendered by such firm or corporation with which any Trustee may be associated, affiliated, or a member, for legal, accounting, brokerage, or similar services, provided that such services are rendered at rates substantially similar to those charged by such firm or corporation for its services to others than the Trust.

          SECTION 11.3. Expenses. Each Trustee shall be reimbursed from the Trust Estate for all expenses reasonably incurred by him in the performance of his duties in accordance with this Agreement.


                                  -16-
                            ARTICLE TWELVE

                    TRUSTEES AND SUCCESSOR TRUSTEES

          SECTION 12.1. Number of Trustees. There shall be not more than five individuals, all of which shall be individual citizens and residents of the United States, serving as Trustees hereunder, one of whom shall be elected annually by the Trustees to serve as Managing Trustee. The Trustees, by duly adopted resolution, or the Certificate Holders at an annual or special meeting, may designate a corporate fiduciary to serve as an additional Trustee hereunder. [As amended May 13, 1976]

          SECTION 12.2.  Action by Trustees   Quorum.  All action required or
permitted to be taken by the Trustees, in their capacity as Trustees, shall be taken (i) at a meeting at which a quorum is present duly called by one or more of the Trustees and held on at least 3 days' prior written or telegraphic notice to all of the Trustees then in office, or (ii) by a written vote, resolution or other writing without a meeting signed by all the Trustees then in office. Except where this Agreement otherwise provides, all action taken at such a meeting shall be by vote or resolution of a majority of such of the Trustees as are present and shall have the same force and effect as if then by all the Trustees. A majority of the Trustees then in office shall constitute a quorum.

          SECTION 12.3. Resignation and Removal. Any Trustee may resign and be discharged from the trust here created by giving written notice thereof to the remaining Trustees who shall thereafter mail a copy of such notice to the Certificate Holders. Such resignation shall become effective on the day specified in such notice or upon the appointment of such Trustee's successor and such successor's acceptance of such appointment, whichever is earlier. Any Trustee may be removed at any time, with or without cause, by holders of two-thirds in interest of the Certificates then outstanding.

          SECTION 12.4. Appointment of Successor. In case at any time a Trustee shall resign or be removed or shall die or become incapable of acting, or shall be adjudged a bankrupt or insolvent, a vacancy shall be deemed to exist in the office of such Trustee, and a successor shall be appointed by the remaining Trustees then in office, pending the election and designation of Trustees by a meeting of the Certificate Holders as provided in Article Fourteen. Pending the appointment of a successor Trustee, the remaining Trustees then in office may take any action in the manner set forth in Section 12.2 hereof.

          SECTION 12.5. Successor Trustees. The Trustees herein designated shall serve until the first annual meeting of Certificate Holders as provided in Article Fourteen. Thereafter the Trustees shall be elected for a term of one year. Any successor Trustee elected or appointed hereunder shall execute an instrument accepting such designation hereunder and thereupon, such successor Trustees shall, without any further act, become vested with all the estates, properties, rights, powers, trusts and duties of his or its predecessor in the trust hereunder with like effect as if originally named therein; but the retiring Trustee shall nevertheless, when requested in writing by the successor Trustee or by the remaining Trustees and upon payment of its lawful charges and disbursements then unpaid, if any, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of such retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and


                                  -17-
money held by it or him hereunder. The Trustees elected or appointed shall serve until their respective successors shall have been selected or appointed and qualified as provided in this Section 12.4.

          SECTION 12.6. No Bond Required. No bond shall be required of any Trustee serving hereunder, but the Trustees may elect to carry fidelity insurance on behalf of and at the expense of the Trust covering the actions of the Trustees and their employees and agents.

                           ARTICLE THIRTEEN

                          CERTIFICATE HOLDERS

          SECTION 13.1. Evidence of Action by Certificate Holders. Whenever in this Agreement it is provided that Certificate Holders may take any action (including the making of any demand or request the giving of any notice, consent or waiver, the removal of a Trustee, the appointment of a successor Trustee or the taking of any other action), the fact that at the time of taking such action such holders have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Certificate Holders in person or by agent or attorney appointed in writing, or (b) by the record of Certificate Holders voting in favor thereof at any regular or special meeting of Certificate Holders duly called and held in accordance with the provisions of Article Fourteen.

          SECTION 13.2. Limitation on Suits. No Certificate Holders shall have any right by virtue of any provision of this Agreement to institute any action or proceedings at law or in equity against any party other than the Trustees upon or under or with respect to the Trust Estate or the agreements relating to or forming part of the Trust Estate, and the Certificate Holders hereby waive any such right, unless the holders of not less than 15% in interest of the Units then outstanding shall have made written request upon the Trustees to institute such action or proceedings in their own names as Trustees hereunder and shall have offered to the Trustees reasonable indemnity against the costs and expenses to be incurred therein or thereby, and the Trustees for thirty days after their receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings; it being understood and intended, and being expressly covenanted by Certificate Holder with each and the Trustees, that no one or more Certificate Holder shall have any right in any matter whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the right of any other Certificate Holder to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all holders of Trust Certificates. Nothing contained in this Section 13.2, however, shall restrict or limit any right which a Certificate Holder may have as a matter of law to institute any action or proceeding against the Trustees upon, or under or with respect to this Agreement.

          SECTION 13.3. Requirement of Undertaking. All parties to this Agreement agree, and each Certificate Holder by his acceptance thereof shall be deemed to have agreed, that the Trustees may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustees for any action taken or omitted by them as Trustees, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such

                                  -18-
suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, that the provisions of this Section shall not apply to any suit instituted by the Trustees.

                            ARTICLE FOURTEEN

                    MEETINGS OF CERTIFICATE HOLDERS

          SECTION 14.1. Meetings of Certificate Holders. Annual meetings of the Certificate Holders shall be held in such place as shall be designated by the Trustees, on due notice to the Certificate Holders, on the second Thursday in May of each year, or on such other day and date as the Trustees shall determine and fix, provided that no annual meeting shall be so fixed which shall be later than 13 months from the last such annual meeting. Special meetings of the Certificate Holders may be called by the Trustees and shall be called by them upon written request of Certificate Holders of not less than 25% in interest. [As amended May 13, 1976]

          SECTION 14.2. Notices of Meeting. Written notice of every meeting of the Certificate Holders shall be given by the Trustees, which written notice will set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be mailed not more than 40 or less than 20 days before such meeting is to be held to all of the Certificate Holders of record not more than 10 days before the date of such mailing. No business not specified in the notice of a special meeting shall be considered at the meeting.

          SECTION 14.3. Voting. Each holder of one or more Certificates on the record date shall be entitled to vote at a meeting of the Certificate Holders either in person or by proxy duly authorized in writing. Each person entitled to vote shall have one vote for each Unit represented by Certificates he holds or represents. Unless specifically otherwise provided in this Agreement, all actions by the Certificate Holders shall be taken by the vote of a majority in interest of those Certificate Holders represented in person or by proxy at any annual or special meeting of the Certificate Holders.

          SECTION 14.4. Quorum. Except where the provisions of this Agreement require a specified percentage in interest of Units for action to be taken at the meeting, provided that notice of any such meeting has been given in the manner provided in Section 14.2, then representation of any number of Units in person or by written proxy shall constitute a quorum for such meeting. Where a meeting is called to act upon a matter which required a specified percentage in interest of Units, then the presence of persons holding or representing Certificates for the number of Units sufficient to take action on such specified matter for the transaction of which such meeting was called shall be necessary to constitute a quorum, but if less than a quorum be present, the persons holding or representing a majority in interest of the Certificates represented at the meeting may adjourn such meeting with the same effect and for all intents and purposes as though a quorum had been present.

          SECTION 14.5. Adjournments. Any meeting of Certificate Holders may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

          SECTION 14.6. Conduct of Meeting. The Managing Trustee shall serve as Chairman and one of the Trustees shall serve as Secretary of the meetings of the Certificate Holders. The vote upon any resolution submitted

                                  -19-
to any meeting of Certificate Holders shall be by written ballot. Inspectors of Votes, appointed by the Chairman of the meeting, shall count all votes cast at the meeting for or against any resolution and shall make and file with the Secretary of the meeting their verified written report.

          SECTION 14.7. Record of Meeting. A record of the proceedings of each meeting shall be prepared by the Secretary of the meeting and there shall be attached to such record the original reports of the Inspectors of Votes on any ballot. Any such record signed by a majority of the Trustees shall be conclusive evidence of the matters stated therein.

                             ARTICLE FIFTEEN

                               AMENDMENTS

          SECTION 15.1. Procedure to Amend. The Certificate Holders may, by vote of a majority in interest at any annual or special meeting for which the notice of meeting shall furnish substance of the proposed amendment, amend this Agreement in any particular, provided, however, that no amendment may be made with respect to (a) the liability of Certificate Holders, (b) the accessibility of Units, (c) the indemnification of Certificate Holders and the Trustees, (d) the rights described in Sections 3.10 and 4.7, or (e) the limitations on the business which may be conducted by the Trust or the powers of the Trustees as set forth in Articles Six and Seven hereof, without approval by a court of competent jurisdiction.

          SECTION 15.2. Certificate of Amendments. A certificate in recordable form signed by a majority of the Trustees setting forth any such amendment and confirming that it was duly adopted in the manner provided in
Section 15.1 shall be conclusive evidence of such amendment.

                            ARTICLE SIXTEEN

                             MISCELLANEOUS

          SECTION 16.1. Filing. This Agreement shall be filed or recorded in the office of the Register in Chancery in and for New Castle County, State of Delaware, and in such other office or offices as the Trustees may deem appropriate. The Trustees shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded.

          SECTION 16.2. Significance of Titles Given Articles and Selections. Titles given to Articles and to Sections hereunder are for general information only and shall not influence the construction of the language of this Agreement.

          SECTION 16.3. Meaning. Except where the context otherwise requires, masculine shall include feminine, singular shall include plural number, and persons shall include firms, associations and corporations.

          SECTION 16.4. Intention of Parties to Establish a Trust. This Agreement is not intended to create and shall not be interpreted as creating an association, partnership or joint venture of any kind. It is intended as a trust to be governed and construed in all respects as a trust.

          SECTION 16.5. Laws as to Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Company, the Trustees and the Certificate Holders, by their

                                  -20-
acceptance of the Certificates issued hereunder, consent and agree that this Agreement shall be governed by and construed in accordance with the said laws.

          SECTION 16.6. Separability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
















































                                  -21-
          IN WITNESS WHEREOF, NORTH EUROPEAN OIL COMPANY has caused this Agreement to be signed and acknowledged by its President and its corporate seal to be affixed hereto, and the same to be attested by its Secretary and the Trustees herein have signed, sealed and executed this Agreement, all as of the day and year first above written.


                                        NORTH EUROPEAN OIL COMPANY

ATTEST:                                 By:   s/ John H. Van Kirk
                                              ----------------------


s/ Lawrence A. Kobrin                   NORTH EUROPEAN OIL ROYALTY
----------------------                  TRUST
ASS'T SECRETARY

                                        By:   s/ John H. Van Kirk
                                              ----------------------
                                              Trustee



                                        By:   s/ Robert J. Castle
                                              ----------------------
                                              Trustee



                                        By:   s/ John C. Prizer, Jr.
                                              ----------------------
                                              Trustee



                                        By:   s/ Willard B. Taylor
                                              ----------------------
                                              Trustee


















                                  -22-

STATE OF NEW YORK
                                ss.:
COUNTY OF NEW YORK

          On this 10th day of September, 1975, before me personally appeared JOHN H. VAN KIRK, ROBERT J. CASTLE, JOHN C. PRIZER, JR., AND WILLARD B. TAYLOR, known to me to be the individuals whose names are subscribed to the within instrument and acknowledged that they executed the same for the purposes therein contained.


                                             s/ James R. Ledley
                                             ------------------
                                                JAMES R. LEDLEY
                                       Notary Public, State of New York
                                                  No. 4508416
                                        Qualified in Westchester County
                                      Certificate filed in New York County
                                        Commission Expires March 30, 1977



































                                  -23-

STATE OF NEW YORK
                              ss.:
COUNTY OF NEW YORK

          On this 10th day of September, 1975, before me personally came JOHN
H. VAN KIRK, to me known, who, being by me duly sworn, did depose and say that he resides at 60 Creamery Road, Colt's Neck, New York 07722, that he is the President of NORTH EUROPEAN OIL COMPANY, the corporation described in and which executed the foregoing instrument, that he knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of said corporation, and that he signed his name thereto by like order.


                                              s/ James R. Ledley
                                              -------------------
                                                 JAMES R. LEDLEY
                                         Notary Public, State of New York
                                                   No. 4508416
                                         Qualified in Westchester County
                                      Certificate filed in New York County
                                        Commission Expires March 30, 1977




































                                  -24-
                            LIST OF EXHIBITS


Exhibit A     Royalty Contracts to constitute part of Trust Estate (including currently producing properties under operating Company agreements)

Exhibit B     Other assets transferred to the Trust (including non-producing leases, tax refund claims if any, rights to subsidiaries now in dissolution, and miscellaneous assets)

Exhibit C     Liabilities assumed by the Trust (including outstanding
salaries, accrued taxes or other charges, pension claims)

                                EXHIBIT A

                     ROYALTY CONTRACTS CONSTITUTING
                    PART OF TRUST ESTATE AS DESCRIBED
                          IN TRUST AGREEMENT


          All of the right, title and interest of the Company, under, pursuant to, or by virtue of its rights as assignee or successor under the following agreements:

1. Agreement between Nord Europaische Olgesellechatt mbH, and North European Oil Company, dated September 30, 1971, accepted December 20, 1971.

2. Agreement between Erdol Forderzinsen Holding Gesellschaft mbH, and North European Oil Company, dated September 30, 1971, accepted December 20, 1971.

3. Agreement between Socony-Vacuum Oil Co., Inc. and Harris Hammond et al., dated February 2, 1953, and Assignment by Harris Hammond of portion of interest in above agreement.

4. Any other rights whether or not similar in nature to those reflected in the above described Royalty Contracts to which North European Oil Company has heretofore or may at any time in the future become entitled, as assignee or successor, or by operation of law, statute, or judicial or administrative determination, without limitation.

                                EXHIBIT B

                       ASSETS OF COMPANY OTHER THAN
                             ROYALTY CONTRACTS


1.        Cash in the sum of $100.00

2. The following marketable securities (including interest payable or accrued hereon):

                                  NONE

3. Any or all royalties or payments receivable by North European Oil Company under those Royalty Contracts described in Exhibit A at the date hereof.

4. All of the right, title and interest of North European Oil Company in and to any other accounts or notes receivable held by said Company.

5. All right, title and interest of North European Oil Company in and to any other accounts or notes receivable in connection with the liquidation of those entities heretofore constituting wholly owned subsidiaries of North European Oil Company.

6. Any and all rights with respect to tax refund claims now pending or to be made with respect to the period up to the date hereof, whether in the United States, the Federal Republic of Germany or otherwise.

7. Any royalties or payments which may become due, whether or not heretofore accrued, with respect to properties located in the Peoples Democratic Republic of Germany and any claims of right to share in claim funds with respect to settlement of claims for such rights.

8. All of the right, title and interest of North European Oil Company in and to any other personal property owner by said Company at the date hereof.

                                EXHIBIT C

                      LIABILITIES ASSUMED BY THE TRUST


1. Salaries accrued to the date hereof for officers and employees of North European Oil Company, including withholding tax payments or similar expenses based on such salaries.

2. Taxes accrued to the date hereof by North European Oil Company, whether in the United States, any state of subdivision thereof, or the Federal Republic of Germany, including without limitation, taxes due with respect to the liquidation of those entities heretofore constituting a wholly owned subsidiary of the Company.

3. Amounts due, whether or not accrued to the date hereof, for pensions or pension claims against North European Oil Company or entities heretofore constituting its wholly owned subsidiaries.

4. Obligations of North European Oil Company to make payments to, and indemnify, The Bank of New York, under the Shareholder Agency Agreement entered into by said Bank and North European Oil Company, acting on behalf of its shareholders.

5. Any other claims, accounts payable or amounts due as shown on the books and records of North European Oil Company at the date hereof.